EXHIBIT 99.1

Investor Relations

Kurt Svendsen

Managing Director, Corporate Communications and Investor Relations

(952) 887-8630, invest@toro.com

Media Relations

Branden Happel

Senior Manager, Public Relations

(952) 887-8930, pr@toro.com

For Immediate Release

The Toro Company Names James “Joc” O’Rourke to its Board of Directors

BLOOMINGTON, Minn. (August 28, 2012) – The Toro Company (NYSE: TTC) today announced that it has elected James “Joc” O’Rourke to its Board of Directors, effective immediately. The addition of Mr. O’Rourke brings the Toro board to 10 members.

O’Rourke, 51, currently serves as executive vice president of operations and chief operating officer at The Mosaic Company (NYSE: MOS), an $11 billion global producer and marketer of phosphate and potash crop nutrient for the agricultural industry based in Plymouth, Minnesota. O’Rourke joined Mosaic in 2009 as executive vice president of operations with responsibility for the company’s mining and manufacturing operations, environmental, health and safety, supply chain, and procurement. O’Rourke was promoted to chief operating officer in August of this year. Throughout his career, O’Rourke has held various other senior management positions in the mining industry in Canada, Australia and Papua New Guinea, including with gold producers Barrick Gold Corporation and Placer Dome Inc.

“Joc brings significant international experience in managing operations around the world, including his current role leading all of Mosaic’s global operations,” said Michael J. Hoffman, Toro’s chairman and chief executive officer. “As we continue to pursue growth in irrigation and equipment markets worldwide, Joc’s leadership, experience and innovative thinking will be valuable. We are very excited to have him join our board.”

O’Rourke holds a bachelor’s degree in mining and mineral engineering from the University of British Columbia, along with a master’s degree in business administration from INSEAD in Fontainebleau, France.

About The Toro Company

The Toro Company is a leading worldwide provider of turf and landscape maintenance equipment, and irrigation solutions. With sales of nearly $1.9 billion in fiscal 2011, Toro’s global presence extends to more than 90 countries through its reputation of world-class service, innovation and turf expertise. Since 1914, the company has built a tradition of excellence around a number of strong brands to help customers care for golf courses, sports fields, public green spaces, commercial and residential properties, and agricultural fields. More information is available at www.thetorocompany.com.

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